Exhibit 99.1

FOR IMMEDIATE RELEASE
February 25, 2014

Interline Brands Announces Fourth Quarter and Fiscal Year 2013 Sales and Earnings Results

Jacksonville, Fla. - February 25, 2014 - Interline Brands, Inc. (“Interline” or the “Company”), a leading distributor and direct marketer of broad-line maintenance, repair and operations (“MRO”) products to the facilities maintenance end-market, reported sales and earnings for the fiscal quarter and year ended December 27, 2013(1).

Fourth Quarter and Fiscal 2013 Highlights:

•	Sales increased 20.5% to $390.1 million in the fourth quarter

•	Adjusted EBITDA increased 20.3% to $32.4 million in the fourth quarter

•	Sales increased 20.9% to $1,598.1 million in 2013

•	Adjusted EBITDA increased 9.6% to $133.1 million in 2013

•	Net debt(2) as of year-end to 2013 Further Adjusted EBITDA ratio of 5.8x

•	Total liquidity as of year-end of $153.5 million

Michael J. Grebe, Chairman and Chief Executive Officer commented, “We closed out the year with strong momentum as we achieved our highest quarterly organic sales growth since the third quarter of 2006. I am particularly encouraged by the strength of the market fundamentals that underpinned our growth across all of our facilities maintenance end-markets. In addition, the strategic investments we have made over the past few years to add sales associates in underpenetrated geographies, enhance our technology platforms, and drive scale in our business led to above-market growth in our institutional and multi-family businesses. Given our success with these initiatives, we expect to continue these investments in 2014 to further accelerate our long-term growth rate. We continue to feel very good about our position in the markets we serve, and will remain focused on executing our strategic initiatives to grow national accounts, leverage our investments in talent and technology, and bring more products closer to our customers. Despite some limited weather impact to date in 2014, we enter the year with a great deal of excitement and confidence.”

Fourth Quarter 2013 Results

Sales for the quarter ended December 27, 2013 were $390.1 million, a 20.5% increase compared to sales of $323.7 million for the quarter ended December 28, 2012. On an organic sales basis, sales increased 5.9% for the quarter. Sales to our institutional facilities customers, comprising 50% of sales, increased 40.8% for the quarter, and 6.3% on an organic sales basis. Sales to our multi-family housing facilities customers, comprising 28% of sales, increased 8.6% for the quarter. Sales to our residential facilities customers, comprising 22% of sales, increased 1.4% for the quarter.

Gross profit increased $18.0 million, or 15.3%, to $136.0 million for the fourth quarter of 2013, compared to $117.9 million for the fourth quarter of 2012. As a percentage of sales, gross profit decreased 150 basis points to 34.9% from 36.4% due to the inclusion of JanPak.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2013 increased $14.7 million, or 15.4%, to $109.9 million from $95.3 million for the fourth quarter of 2012. As a percentage of sales, SG&A expenses were 28.2% compared to 29.4%, a decrease of 120 basis points. SG&A expenses for the quarter ended December 27, 2013 include approximately $2.7 million of expenses primarily related to our expansion initiatives during the quarter. On an organic basis and excluding distribution center consolidation and restructuring costs, acquisition costs, share-based compensation and litigation related costs, but including the cost of the expansion initiatives, SG&A as a percentage of sales decreased by 50 basis points year-over-year.

Fourth quarter 2013 Adjusted EBITDA of $32.4 million, or 8.3% of sales, increased 20.3% compared to $26.9 million, or 8.3% of sales, in the fourth quarter of 2012. Excluding the impact on Adjusted EBITDA of our expansion initiatives of $0.7 million, Adjusted EBITDA would have been $33.1 million.

Kenneth D. Sweder, President and Chief Operating Officer commented, "We remain focused on enhancing our operating scale and efficiency, driving wider and deeper customer penetration, and ultimately, generating higher growth across our business. Our strong fourth quarter results were aided by key investments in our sales team, targeted geographic expansion and national account growth, more cross-selling, focused merchandising and marketing initiatives, and expanded technology and supply chain capabilities. For example, we added over 35 associates in the fourth quarter and over 100 associates throughout 2013 related to our expansion initiatives. A majority of these new associates are part of our sales organization, and we are encouraged by their initial contributions to our growth and success. We will continue to invest prudently in 2014 to exploit the many opportunities in front of us to enhance our market position and accelerate our growth. During the fourth quarter, we also celebrated the one year anniversary of the JanPak acquisition, which solidified our position as one of the largest national institutional facilities maintenance players in the industry. The integration efforts are going well as we begin to realize the benefits of merchandising synergies, a broader product offering and an expanded geographic footprint.”

Including merger-related expenses as well as increased interest expense and depreciation and amortization expense associated with the previously disclosed acquisition of Interline and litigation related costs, net income for the fourth quarter of 2013 was $1.2 million compared to net loss of $3.7 million for the fourth quarter of the comparable 2012 period.

Fiscal 2013 Results

Sales for the fiscal year ended December 27, 2013 were $1,598.1 million, a 20.9% increase compared to sales of $1,322.3 million for the fiscal year ended December 28, 2012. On an average organic daily sales basis, sales increased 3.5% for the fiscal year ended December 27, 2013. Sales to our institutional facilities customers, comprising 50% of sales, increased 46.2% for the year, and 3.5% on an average organic daily sales basis. Sales to our multi-family housing facilities customers, comprising 30% of sales, increased 4.5% for the year, and 5% on an average daily sales basis. Sales to our residential facilities customers, comprising 20% of sales, increased by 1.7% for the year, and 2.1% on an average daily sales basis.

Gross profit increased $71.0 million, or 14.7%, to $553.0 million for the fiscal year ended December 27, 2013, compared to $482.0 million for the fiscal year ended December 28, 2012. As a percentage of sales, gross profit decreased 180 basis points to 34.6% from 36.4% in the comparable 2012 period primarily due to the inclusion of JanPak.

SG&A expenses for the fiscal year ended December 27, 2013 increased $86.3 million, or 23.3%, to $457.2 million from $370.9 million for the fiscal year ended December 28, 2012. As a percentage of sales, SG&A expenses were 28.6% compared to 28.1%, an increase of 50 basis points. SG&A expenses for the fiscal year ended December 27, 2013 include a pre-tax charge totaling $21.8 million for litigation related costs (as previously disclosed). On an organic basis and excluding distribution center consolidation and restructuring costs, acquisition costs, share-based compensation and litigation related costs, but including approximately $6.2 million of expense primarily related to our expansion initiatives, SG&A as a percentage of sales was consistent with the prior year.

Adjusted EBITDA of $133.1 million, or 8.3% of sales for the fiscal year ended December 27, 2013, increased 9.6% compared to $121.5 million, or 9.2% of sales, for the fiscal year ended December 28, 2012. Excluding the impact on Adjusted EBITDA of our expansion initiatives of $1.8 million, Adjusted EBITDA would have been $134.9 million.

Including merger-related expenses as well as increased interest expense and depreciation and amortization expense associated with the previously disclosed acquisition of Interline and litigation related costs, net loss for the fiscal year ended December 27, 2013 was $6.3 million compared to $15.6 million for the fiscal year ended December 28, 2012.

Operating Free Cash Flow and Leverage

Cash flow provided by operating activities for the fiscal year ended December 27, 2013 was $20.8 million compared to $29.3 million for the fiscal year ended December 28, 2012. Operating Free Cash Flow generated for the fiscal year ended December 27, 2013 was $91.2 million compared to $85.9 million during the fiscal year ended December 28, 2012.

Michael Grebe commented, “Our capital structure and liquidity position remain in excellent shape with cash and cash equivalents totaling $8 million and excess availability under the asset-based credit facility of $146 million. We also generated another quarter of strong operating cash flow bringing our total for 2013 to $91 million. The combination of our solid balance sheet and strong cash flows provides us the flexibility to continue to invest in and grow our business."

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the “Investor Relations” page of the Company's website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Interline's management uses non-US GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, natural or man-made disasters, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2013. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend to update the information provided today prior to its next earnings release.

(1) On September 7, 2012, Interline was acquired (the "Merger") and the Company applied the acquisition method of accounting and established a new basis of accounting on September 8, 2012. Periods presented prior to the Merger represent the operations of the predecessor company (“Predecessor”) and periods presented after the Merger represent the operations of the successor company (“Successor”). To facilitate comparability with prior year periods, the attached financial statements present combined Successor (September 8, 2012 through December 28, 2012) and Predecessor (December 31, 2011 through September 7, 2012) information for the fiscal year ended December 28, 2012. We present the combined information to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. The combined presentation does not comply with accounting principles generally accepted in the United States of America, but we believe this combined presentation is appropriate because it provides a more meaningful comparison and more relevant analysis of our results of operations for the fiscal year ended December 28, 2012, compared to the fiscal year ended December 27, 2013, than a presentation of separate historical results for the Predecessor and Successor periods would provide. See our Annual Report on Form 10-K for a presentation of Predecessor and Successor financial statements.

(2) Net debt of $772.5 million is comprised of long-term debt of $798.3 million plus $0.2 million of capital leases less cash and cash equivalents of $7.7 million and $18.3 million of unamortized fair value premium resulting from the acquisition of Interline.

CONTACT: Lev Cela
PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 27, 2013 AND DECEMBER 28, 2012
(in thousands, except share and per share data)

	December 27, 2013	December 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$7,724	$17,505
Accounts receivable - trade (net of allowance for doubtful accounts of $3,595 and $528)	163,798	157,487
Inventories	276,341	249,551
Prepaid expenses and other current assets	40,936	32,984
Income taxes receivable	13,563	16,643
Deferred income taxes	15,179	17,403
Total current assets	517,541	491,573
Property and equipment, net	58,665	61,747
Goodwill	486,439	486,439
Other intangible assets, net	445,046	476,888
Other assets	10,042	9,586
Total assets	$1,517,733	$1,526,233
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$123,915	$113,603
Accrued expenses and other current liabilities	69,939	49,476
Accrued interest	19,755	18,230
Current portion of capital leases	231	521
Total current liabilities	213,840	181,830
Long-Term Liabilities:
Deferred income taxes	145,584	167,266
Long-term debt, net of current portion	798,347	813,994
Capital leases, net of current portion	10	226
Other liabilities	3,099	5,447
Total liabilities	1,160,880	1,168,763
Commitments and contingencies
Stockholders' Equity:
Common stock; $0.01 par value, 2,500,000 authorized; 1,478,151 issued and outstanding as of December 27, 2013 and 1,474,465 issued and outstanding as of December 28, 2012	15	15
Additional paid-in capital	392,201	385,932
Accumulated deficit	(34,784)	(28,444)
Accumulated other comprehensive loss	(579)	(33)
Total stockholders' equity	356,853	357,470
Total liabilities and stockholders' equity	$1,517,733	$1,526,233

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS AND YEARS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012
(in thousands)

	Three Months Ended		Fiscal Year Ended
	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012

Net sales	$390,055	$323,692	$1,598,055	$1,322,345
Cost of sales	254,091	205,748	1,045,084	840,382
Gross profit	135,964	117,944	552,971	481,963

Operating Expenses:
Selling, general and administrative expenses	109,948	95,262	457,236	370,942
Depreciation and amortization	12,455	10,470	50,038	30,544
Merger related expenses	102	1,946	1,377	58,690
Total operating expenses	122,505	107,678	508,651	460,176
Operating income	13,459	10,266	44,320	21,787

Loss on extinguishment of debt, net	—	—	—	(2,214)
Interest expense	(15,731)	(15,714)	(63,087)	(36,404)
Interest and other income	331	441	1,580	2,092
Loss before income taxes	(1,941)	(5,007)	(17,187)	(14,739)
(Benefit) provision for income taxes	(3,115)	(1,277)	(10,847)	881
Net income (loss)	$1,174	$(3,730)	$(6,340)	$(15,620)

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012
(in thousands)

	December 27, 2013	December 28, 2012
Cash Flows from Operating Activities:
Net loss	$(6,340)	$(15,620)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50,038	30,544
Amortization of deferred lease incentive obligation	(844)	(817)
Amortization of deferred debt financing costs	3,812	2,150
Amortization of OpCo Notes fair value adjustment	(3,147)	(1,006)
Loss on extinguishment of debt, net	—	2,214
Share-based compensation	5,330	25,127
Excess tax benefits from share-based compensation	—	(4,573)
Deferred income taxes	(19,379)	9,670
Provision for doubtful accounts	1,981	1,815
Loss (gain) on disposal of property and equipment	8	(208)
Other	(375)	(632)

Changes in assets and liabilities, net of businesses acquired:
Accounts receivable - trade	(8,399)	(5,575)
Inventories	(26,985)	(10,806)
Prepaid expenses and other current assets	(7,814)	(2,162)
Other assets	(81)	82
Accounts payable	11,168	(1,746)
Accrued expenses and other current liabilities	18,888	(846)
Accrued interest	1,525	12,159
Income taxes	1,686	(10,420)
Other liabilities	(223)	(46)
Net cash provided by operating activities	20,849	29,304
Cash Flows from Investing Activities:
Acquisition of Interline Brands, Inc.	—	(825,717)
Purchases of property and equipment, net	(18,738)	(17,714)
Purchase of businesses, net of cash acquired	—	(85,778)
Net cash used in investing activities	(18,738)	(929,209)
Cash Flows from Financing Activities:
Proceeds from equity contributions, net	—	350,886
Increase (decrease) in purchase card payable, net	822	(2,551)
Proceeds from issuance of HoldCo Notes	—	365,000
Proceeds from ABL Facility	124,000	217,500
Payments on ABL Facility	(136,500)	(90,000)
Payment of debt financing costs	(228)	(26,708)
Payments on capital lease obligations	(506)	(649)
Proceeds from issuance of common stock	800	1,454
Proceeds from stock options exercised	—	2,188
Excess tax benefits from share-based compensation	—	4,573
Purchases of treasury stock	—	(1,450)
Net cash (used in) provided by financing activities	(11,612)	820,243
Effect of exchange rate changes on cash and cash equivalents	(280)	68
Net decrease in cash and cash equivalents	(9,781)	(79,594)
Cash and cash equivalents at beginning of period	17,505	97,099
Cash and cash equivalents at end of period	$7,724	$17,505

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
YEARS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012
(in thousands)

	December 27, 2013	December 28, 2012
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$60,680	$22,446
Income taxes, net of refunds	$7,313	$1,861

Schedule of Non-Cash Investing and Financing Activities:
Non-cash equity contribution from shareholders	$140	$23,648
Contingent consideration associated with purchase of business	$—	$300
Property acquired through lease incentives	$—	$93

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION
THREE MONTHS AND YEARS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012
(in thousands)

Daily Sales Calculations
	Three Months Ended			Fiscal Year Ended
	December 27, 2013	December 28, 2012	% Variance	December 27, 2013	December 28, 2012	% Variance
Net sales	$390,055	$323,692	20.5%	$1,598,055	$1,322,345	20.9%
Less acquisitions	(47,347)	—		(234,118)	—
Organic sales	$342,708	$323,692	5.9%	$1,363,937	$1,322,345	3.1%

Daily sales:
Shipping days	61	61		252	253
Average daily sales(1)	$6,394	$5,306	20.5%	$6,341	$5,227	21.3%
Average organic daily sales(2)	$5,618	$5,306	5.9%	$5,412	$5,227	3.5%
____________________
(1)Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.
(2)Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period.

Average organic daily sales is presented herein because we believe it to be relevant and useful information to our investors since it is used by management to evaluate the operating performance of our business, as adjusted to exclude the impact of acquisitions, and compare our organic operating performance with that of our competitors. However, average organic daily sales is not a measure of financial performance under US GAAP and it should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with US GAAP, such as net sales. Management utilizes average organic daily sales as an operating performance measure in conjunction with US GAAP measures such as net sales.

EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012
EBITDA
Net income (loss) (GAAP)	$1,174	$(3,730)	$(6,340)	$(15,620)
Interest expense, net	15,720	15,703	63,042	36,371
Income tax (benefit) provision	(3,115)	(1,277)	(10,847)	881
Depreciation and amortization	12,455	10,470	50,038	30,544
EBITDA	26,234	21,166	95,893	52,176

EBITDA Adjustments
Merger related expenses	102	1,946	1,377	58,690
Share-based compensation	1,397	2,945	5,330	6,867
Loss on extinguishment of debt	—	—	—	2,214
Distribution center consolidations and restructuring costs	3,707	411	8,307	807
Acquisition-related costs, net	28	443	372	706
Litigation related costs	917	—	21,841	—
Adjusted EBITDA	$32,385	$26,911	133,120	121,460
Adjusted EBITDA margin	8.3%	8.3%	8.3%	9.2%

Adjusted EBITDA Adjustments
Impact of straight-line rent expense	189	235	1,024	282
Further Adjusted EBITDA	$32,574	$27,146	$134,144	$121,742

We define EBITDA as net income (loss) adjusted to exclude interest expense, net of interest income; provision (benefit) for income taxes; and depreciation and amortization expense.

We define Adjusted EBITDA as EBITDA adjusted to exclude merger-related expenses associated with the acquisition of the Company by affiliates of GS Capital Partners and P2 Capital Partners; share-based compensation, which is comprised of non-cash compensation arising from the grant of equity incentive awards; loss on extinguishment of debt, which is comprised of gains and losses associated with specific significant financing transactions such as writing off the deferred financing costs associated with our previous asset-based credit facility; distribution center consolidations and restructuring costs, which are comprised of facility closing costs, such as lease termination charges, property and equipment write-offs and headcount reductions, incurred as part of the rationalization of our distribution network, as well as employee separation costs, such as severance charges, incurred as part of a restructuring; acquisition-related costs, which include our direct acquisition-related expenses, including legal, accounting and other professional fees and expenses arising from acquisitions, as well as severance charges, stay bonuses, and fair market value adjustments to earn-outs; and litigation related costs associated with the class action lawsuit filed by Craftwood Lumber Company in 2011 and other nonrecurring litigation related costs.

We define Further Adjusted EBITDA as Adjusted EBITDA further adjusted to exclude the non-cash impact on rent expense associated with the effect of straight-line rent expense on leases due to the application of purchase accounting. Further Adjusted EBITDA does not include approximately $3.8 million of estimated cost reduction actions that have been entered into but for which the benefits will not be realized until the following fiscal year, such as purchasing synergies primarily resulting from the JanPak acquisition as well as expected cost savings from various contract renegotiations.

EBITDA, Adjusted EBITDA and Further Adjusted EBITDA differ from Consolidated EBITDA per our asset-based credit facility agreement for purposes of determining our net leverage ratio and EBITDA as defined in our indentures. We believe EBITDA, Adjusted EBITDA and Further Adjusted EBITDA allow management and investors to evaluate our operating performance without regard to the adjustments described above which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. While adjusting for these items limits the usefulness of these non-US GAAP measures as performance measures because they do not reflect all the related expenses we incurred, we believe adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies. Actual results could differ materially from those presented. We believe these items for which we are adjusting are not indicative of our core operating results. These items impacted net income (loss) over the periods presented, which makes direct comparisons between years less meaningful and more difficult without adjusting for them. While we believe that some of the items excluded in the calculation of EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are not indicative of our core operating results, these items did impact our income statement during the relevant periods, and management therefore utilizes EBITDA, Adjusted EBITDA and Further Adjusted EBITDA as operating performance measures in conjunction with other measures of financial performance under US GAAP such as net income (loss).

Operating Free Cash Flow

	Three Months Ended		Fiscal Year Ended
	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012
Further Adjusted EBITDA	$32,574	$27,146	$134,144	$121,742

Change in net working capital items:
Accounts receivable	21,528	22,283	(8,399)	(5,575)
Inventories	(15,217)	(10,229)	(26,985)	(10,806)
Accounts payable	518	3,322	11,168	(1,746)
Decrease (increase) in net working capital	6,829	15,376	(24,216)	(18,127)

Less capital expenditures	(4,323)	(4,454)	(18,738)	(17,714)
Operating Free Cash Flow	$35,080	$38,068	$91,190	$85,901

We define Operating Free Cash Flow as Further Adjusted EBITDA adjusted to include the cash provided (used) by our core working capital accounts, which are comprised of accounts receivable, inventories and accounts payable, less capital expenditures. We believe Operating Free Cash Flow is an important measure of our liquidity as well as our ability to meet our financial commitments. We use operating free cash flow in the evaluation of our business performance. However, a limitation of this measure is that it does not reflect payments made in connection with investments and acquisitions. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.